Exhibit 99.1

Falcon Capital Acquisition Corp. Announces the
Separate Trading of its Class A Common Stock and Warrants, Commencing on or About November 12, 2020

NEW YORK, November 9, 2020 – Falcon Capital Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 34,500,000 units completed on September 24, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about November 12, 2020. Any units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “FCACU”, and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “FCAC” and “FCACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About Falcon Capital Acquisition Corp.

Falcon Capital Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination opportunity in any industry or sector, it intends to focus on businesses in the media, digital media/consumer technology, interactive entertainment and related industries which capitalize on its management team’s expertise. The Company’s management team is led by Alan G. Mnuchin, the founder and chief executive officer of Ariliam Group, and the Company has formed an investment partnership with EEP II Holdings, LLC, or Eagle Equity Partners, which is a founding investor in the Company’s sponsor. For more information about Falcon Capital Acquisition Corp., please visit www.falconequityinvestors.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 21, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Contact

Saif Rahman

info@ariliam.com

Media Contact

Gladstone Place Partners
Steven Lipin/Christina Stenson
Falcon@gladstoneplace.com